AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 3, 2008

Registration No. 333-144414

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Wells Real Estate Investment Trust II, Inc.

(Exact name of registrant as specified in its governing instruments)

6200 The Corners Parkway

Norcross, Georgia 30092

(770) 449-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Leo F. Wells, III

President

Wells Real Estate Investment Trust II, Inc.

6200 The Corners Parkway

Norcross, Georgia 30092

(770) 449-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert H. Bergdolt, Esq.

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

(919) 786-2000

Approximate date of commencement of proposed sale to public: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Explanatory Note

This Post-Effective Amendment is being filed solely to add an exhibit not previously filed with the Registration Statement. A consent delivered to the registrant in connection with the filing of Pre-Effective Amendment No. 2 to the Registration Statement was signed and dated as of September 19, 2008. However, the conformed version of the consent filed via Edgar as Exhibit 23.2 to Pre-Effective Amendment No. 2 was incorrectly dated as of September 22, 2008. The registrant obtained an updated consent on October 2, 2008, which is filed herewith.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 36.	Financial Statements and Exhibits

(b)	The following exhibits are filed as part of this registration statement:

Ex.	Description
23.2	Consent of Ernst & Young LLP

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on October 3, 2008.

WELLS REAL ESTATE INVESTMENT TRUST II, INC.

By:	/s/ Douglas P. Williams
Douglas P. Williams Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

* Leo F. Wells, III	President and Director (Principal Executive Officer)	October 3, 2008

/s/ Douglas P. Williams Douglas P. Williams	Executive Vice President, Secretary, Treasurer and Director (Principal Financial and Accounting Officer)	October 3, 2008

* Charles R. Brown	Director	October 3, 2008

* Richard W. Carpenter	Director	October 3, 2008

* Bud Carter	Director	October 3, 2008

* E. Nelson Mills	Director	October 3, 2008

* Neil H. Strickland	Director	October 3, 2008

* John L. Dixon	Director	October 3, 2008

* By:	Douglas P. Williams
Douglas P. Williams Executive Vice President